UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 18, 2010

Metalico, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32453	52-2169780
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

186 North Ave. East, Cranford, New Jersey		07016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(908) 497-9610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.07. Submission of Matters to a Vote of Security Holders.

(a) Metalico, Inc. (the “Company”) held its Annual Meeting of Stockholders on June 22, 2010.

(b) The following matters were voted upon at the Annual Meeting:

(i) Stockholders voted on the election of nominees for the Board of Directors to serve for a term expiring at the Company’s 2011 Annual Meeting. Each individual named below was re-elected to the Board. The results of voting are set forth opposite the names of the nominees:

				Broker
	For	Against	Abstentions	Non-Votes
Carlos E. Agüero	26,697,538	470,762	30,633	12,146,362
Michael J. Drury	26,705,882	462,447	30,604	12,146,362
Bret R. Maxwell	26,664,365	503,718	30,850	12,146,362
Walter H. Barandiaran	24,964,366	2,202,966	31,601	12,146,362
Paul A. Garrett	26,808,327	359,754	30,852	12,146,362
Sean P. Duffy	26,801,013	359,968	37,952	12,146,362

(ii) Stockholders also approved a proposal to ratify the selection of J.H. Cohn, LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 as follows:

	For	Against	Abstentions
Ratification of independent registered public accounting firm	38,731,925	496,232	117,138

Item 8.01. Other Events.

On June 18, 2010, Carlos E. Agüero, Chairman of the Board, President and Chief Executive Officer of Metalico, Inc. (the “Company”), entered into a Rule 10b5-1 trading plan (the “Agüero Plan”) with a broker as part of his personal long-term asset diversification, tax and financial planning strategy. On June 21, 2010, Infrastructure & Environmental Private Equity Fund III, LP (“IEPEF”) and Environmental & Information Technology Private Equity Fund III (“EITPEF”), venture capital funds for which one of the Company’s directors, Bret R. Maxwell is a common ultimate controlling party as managing general partner, entered into separate Rule 10b5-1 trading plans (the “IEPEF Plan” and the “EITPEF Plan,” respectively, and each a “Fund Plan”) with a broker as part of each fund’s individual long-term asset diversification, tax and financial planning strategies, including anticipated obligations to their respective investors as each fund matures.

Under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, directors, officers and other employees who are not in possession of material non-public information may adopt a pre-arranged plan or contract for the sale of Company securities under specified conditions and at specified times. Using these 10b5-1 plans, stockholders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact, and avoid concerns about transactions occurring at a time when they might possess material non-public information.

Under the Agüero Plan, the broker may sell a specified amount of Company stock each month on the open market at prevailing market prices, beginning after August 2, 2010, provided that the price per share is at or above a price specified in the Agüero Plan. The maximum number of shares that may be sold during the duration of the Agüero Plan, in the aggregate, is equal to approximately 16% of Mr. Agüero’s total equity holdings as of June 18, 2010 (including vested and unvested stock options). The Agüero Plan will terminate upon the earliest of (i) the close of business on July 29, 2011, (ii) the date as of which Mr. Agüero provides one business day’s prior written notice to the broker of the termination of the Agüero Plan, (iii) the completion of all sales contemplated by the Agüero Plan, and (iv) other termination provisions specified in the Agüero Plan. Mr. Aguero will have no control over the stock sales under the Plan.

Under each Fund Plan, the broker may sell a specified amount of Company stock each week on the open market (not to exceed a specified amount of Company stock per month) at prevailing market prices, beginning after July 21, 2010, provided that the price per share is at or above a price specified in the Fund Plan. The maximum number of shares that may be sold during the duration of each Fund Plan, in the aggregate, is equal to approximately 31% of the applicable venture capital fund’s total equity holdings as of June 21, 2010. Neither fund holds any equity interests in the Company other than common stock. Each Fund Plan will terminate upon the earliest of (i) the close of business on July 21, 2011, (ii) the date as of which the applicable fund provides two business days’ prior written notice to the broker of the termination of such Fund Plan, (iii) the completion of all sales contemplated by such Fund Plan, and (iv) other termination provisions specified in the Fund Plans. Mr. Maxwell shares authority on trading decisions with other controlling parties of IEPEF and EITPEF. Neither he nor such other controlling parties will have any control over the stock sales under the Fund Plans.

The summaries of the Agüero Plan, the IEPEF Plan and the EITPEF Plan (each a “Plan”) set forth above are not intended to be comprehensive descriptions of the terms of such Plans. Each Plan is intended to comply with the Company’s Insider Trading Policy and with the provisions of Rule 10b5-1. Transactions under the Plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations. The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

Item 9.01. Financial Statements and Exhibits.

Ex. 99.1 Minutes of the Annual Meeting of Stockholders of June 22, 2010. The Minutes will also be available on the Corporate Governance page of the Company’s website at www.metalico.com.

The information in this Current Report on Form 8-K provided under Item 8.01 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference to such a filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metalico, Inc.

June 23, 2010	By:	/s/ Carlos E. Aguero

Name: Carlos E. Aguero
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Minutes of 2010 Annual Stockholders Meeting